Exhibit 99.1 Sealed Air Corporation 2415 Cascade Pointe Blvd. Charlotte, NC 28208

For release: February 9, 2017

SEALED AIR REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

●	2016 Sales of $6.8 Billion, Net Income of $486 Million and Reported EPS of $2.46

●	2016 Adjusted EPS of $2.66 and Adjusted EBITDA of $1.16 Billion, or 17.1% of Net Sales, including unfavorable currency translation of $0.11 per share and $35 million, respectively

●	Provides Full Year 2017 Outlook

●	Pursuing Tax-Free Spin-Off and Other Strategic Alternatives, Including Potential Sale of New Diversey

CHARLOTTE, N.C., February 9, 2017 – Sealed Air Corporation (NYSE: SEE) today announced financial results for fourth quarter and full year 2016.  Commenting on these results, Jerome A. Peribere, President and Chief Executive Officer, said,  “In 2016, we generated a record level of cash flow, delivered margin improvement for the fifth consecutive year and introduced an unprecedented number of new and innovative solutions to our customers around the world.  These innovations coupled with end-market growth opportunities lead to increased demand for our protein packaging, hygiene and e-Commerce solutions.  Similar to our third quarter, these positive trends were offset by unfavorable currency, challenging business environments in emerging countries and Australia, and softness in the industrial market.  We are confident the underlying fundamentals of our strategy are intact and expect accelerated top line growth and profitability improvements in 2017.”

Peribere continued, “As we proceed with our plans to pursue a tax-free spin-off of our Diversey Care and related food hygiene and cleaning business, or ‘New Diversey,’ we are also exploring other strategic alternatives, including a potential sale of New Diversey.  This is the appropriate next step in our Company’s transformation and will enable us to unlock meaningful value for customers and shareholders.”

Unless otherwise stated, all results compare fourth quarter 2016 results to fourth quarter 2015 results. Year-over-year financial discussions present operating results as reported, and on an organic or constant dollar basis.  Constant dollar refers to unit volume and price/mix performance and excludes the impact of currency translation from all periods referenced. Organic refers to unit volume and price/mix performance and excludes the impact of currency translation and the results from the divestiture of the North American foam trays and absorbent pads business, which was divested on April 1, 2015, and the divestiture of the European food trays business on November 1, 2015 (together “divestitures”), from all periods referenced. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share (“Adjusted EPS”) and Adjusted Tax Rate, exclude the impact of certain specified items (“Special Items”), such as restructuring charges, charges related to ceasing operations in Venezuela, cash-settled stock appreciation rights (“SARs”) granted as part of the Diversey acquisition, special tax items (“Tax Special Items”) and certain other infrequent or one-time items.  Please refer to the financial statements included with this press release for a reconciliation of U.S. GAAP to Non-U.S. GAAP financial measures.

Fourth Quarter 2016 Highlights by Division

●

Food Care net sales of $841 million were flat as reported. Currency had a negative impact on Food Care net sales of 2.3%, or $20 million, and divestitures had a negative impact of 0.6%, or $5 million. On an organic basis, net sales increased 2.7% due to positive volume of 2.0% and favorable price/mix of 0.7%. Volume growth of more than 5% in North America and positive trends in EMEA were partially offset by weakness in Latin America and Australia.  Adjusted EBITDA of $178 million was attributable to favorable price/cost spread, positive volumes, restructuring savings and lower operating expenses, which were partially offset by unfavorable currency translation and divestitures.  Adjusted EBITDA margins of 21.2% expanded 250 basis points compared to last year.

●

Diversey Care net sales of $493 million decreased 0.4% as reported and increased 2.8% on a constant dollar basis. Currency had a negative impact on Diversey Care net sales of 3.2%, or $16 million in the quarter. Price/mix and volume increased 2.4% and 0.4% respectively. Volume growth of 7% in Asia-Pacific and 3% in North America were offset by lower volumes in the Middle East and Latin America. Diversey Care’s Adjusted EBITDA was $64 million or 13.0% of net sales.   Adjusted EBITDA margins improved 180 basis points compared to the fourth quarter 2015 as a result of favorable price/cost spread and restructuring savings, which were offset by higher operating expenses.

●

Product Care net sales of $394 million decreased 1.7% as reported and 0.5% on a constant dollar basis. Currency had a negative impact on Product Care net sales of 1.2%, or $5 million. Sales volume increased 1.5%, which was offset by unfavorable price/mix of 2.0%. North America volumes were up more than 3% as a result of continued strength in e-Commerce offset by rationalization efforts, ongoing softness in the industrial market and unfavorable price/mix.  Adjusted EBITDA was $88 million or 22.3% of net sales.  Adjusted EBITDA margins expanded 80 basis points compared to the same period a year ago due to higher volumes, which were partially offset by negative price/cost spread.

Company Updates on Separation of New Diversey

In mid-October the Company announced plans to pursue a tax-free spin-off of New Diversey.  As the Company considers that plan, it is also exploring other strategic alternatives, including a potential sale of New Diversey.

Fourth Quarter and Full Year 2016 U.S. GAAP Summary

Fourth quarter net sales of $1.7 billion decreased 0.6% on an as reported basis. Currency had a negative impact on total net sales of 2.3%, or $40 million, and the Food Care divestitures had a negative impact on total sales of 0.3%, or $5 million, in the fourth quarter 2016.

For the full year 2016, net sales of $6.8 billion decreased 3.6% on an as reported basis. Currency had a negative impact on total net sales of 3.4%, or $243 million, and the Food Care divestitures had a negative impact on total sales of 1.4%, or $102 million, in 2016.

Fourth quarter net income on a reported basis was $171 million, or $0.87 per diluted share as compared to $124 million, or $0.62 per diluted share in the fourth quarter 2015. Net income in the fourth quarter 2016 was favorably impacted by $22 million of Special Items, primarily related to the release of certain tax reserves, as described more fully below, partially offset by costs related to restructuring activities and costs incurred regarding the pursuit of strategic alternatives for New Diversey. Net income in the fourth quarter 2015 was negatively impacted by $28 million of Special Items, primarily consisting of costs related to restructuring activities and a tax reserve related to the tax refund received on the Settlement agreement (as defined in our 2015 Annual Report on Form 10-K), partially offset by the release of certain tax reserves recorded at the time of the Diversey Holdings, Inc. acquisition, for which the statute of limitations had expired.

Full year 2016 net income on a reported basis was $486 million, or $2.46 per diluted share as compared to $335 million, or $1.62 per diluted share for the full year 2015. Net earnings in the full year 2016 were favorably impacted by $40 million of Special Items, primarily related to the release of certain tax reserves, as described more fully below, partially offset by expenses related to restructuring activities and costs incurred regarding the pursuit of strategic alternatives for New Diversey. Net income for the full year 2015 included $201 million of Special Items, primarily consisting of expenses related to restructuring activities and a tax reserve recorded in relation to the tax refund received on the Settlement agreement, partially offset by the release of certain tax reserves recorded at the time of the Diversey Holdings, Inc. acquisition, for which the statute of limitations had expired.

The effective tax rate in the fourth quarter of 2016 was (8.4)%, compared to the effective tax rate of 1.8% in the fourth quarter of 2015. The effective tax rate in 2016 was favorably impacted by the release of certain valuation allowances and tax reserves recorded at the time of the Diversey Holdings, Inc. acquisition (the “Diversey acquisition”), primarily resulting from the settlement of an audit, and a decrease in liability related to future repatriation of foreign earnings.

For the full year 2016, the effective tax rate was 14.0%, compared to the effective tax rate of 21.2% in 2015. The effective tax rate was favorably impacted in 2016 primarily by tax benefits for the release of certain tax reserves and valuation allowances recorded at the time of the Diversey acquisition, current year foreign tax credit generation, a decrease in liability related to future repatriation of foreign earnings, favorable mix of foreign and US earnings, and a tax benefit related to the Company’s early adoption of ASU 2016-09, effective January 1, 2016.

Fourth Quarter and Full Year 2016 Non-U.S. GAAP Summary

In the fourth quarter net sales on an organic basis increased 2.0% driven by an increase in North American sales volumes across all segments.  Favorable price/mix contributed to organic sales growth, reflecting positive trends in Diversey Care and Food Care, which offset declines in Product Care.

For the full year 2016 net sales on an organic basis increased 1.3% driven by an increase in North American sales volumes primarily in Food Care and Product Care.  Favorable price/mix also contributed to performance and reflected positive trends in Diversey Care and Food Care which offset declines in Product Care.

Adjusted EBITDA for the fourth quarter 2016 was $304 million, or 17.5% of net sales. This margin performance was attributable to a favorable price/cost spread, restructuring savings and higher sales volumes, partially offset by higher operating expenses, unfavorable currency translation and the impact of divestitures.

Full year 2016 Adjusted EBITDA was $1.16 billion, or 17.1% of net sales. This margin performance was attributable to a favorable price/cost spread, restructuring savings and higher sales volumes, partially offset by higher operating expenses, unfavorable currency translation and the impact of divestitures.

Adjusted EPS was $0.76 for the fourth quarter 2016. This compares to Adjusted EPS of $0.76 in the fourth quarter 2015. The Adjusted Tax Rate was 18.4% in the fourth quarter 2016, compared to 7.6% in the fourth quarter 2015. The Adjusted Tax Rate in the fourth quarter of 2016 was favorably impacted by an increase in foreign tax credits and decrease in liability related to future repatriation of foreign earnings.

Full year 2016 adjusted EPS was $2.66. This compares to Adjusted EPS of $2.59 in 2015. The Adjusted Tax Rate was 21.6% for the full year 2016, compared to 20.2% in 2015. The 2016 Adjusted Tax Rate was positively impacted by a favorable mix of domestic versus foreign sourced income, an increase in foreign tax credits and decrease in liability related to future repatriation of foreign earnings.

Cash Flow and Net Debt

Cash flow provided by operating activities in 2016 was $907 million, which is net of $66 million of restructuring payments. This compares with cash provided by operating activities of $982 million in 2015.  Cash provided by operating activities in 2015 included a tax refund of $235 million related to the payment of funds in connection with the Settlement agreement (as defined in the Company’s Form 10-K for the year ended December 31, 2015). Excluding the tax refund, cash flow provided by operating activities in 2015 was $747 million, which is net of $98 million of restructuring and $21 million of SARs payments.

Capital expenditures increased to $276 million, as planned, in the full year 2016 and compared to $184 million in 2015.  Free Cash Flow, defined as net cash provided by (used in) operating activities (excluding the Settlement agreement and excess tax benefit) less capital expenditures, was an inflow of $631 million in 2016. This compares to an inflow of $609 million in 2015, excluding the tax refund related to the payment of funds in connection with the Settlement agreement.

Compared to December 31, 2015, the Company’s net debt decreased $215 million to $4.0 billion as of December 31, 2016. This decrease in borrowings primarily resulted from working capital management and cash generated from operating activities, partially offset by higher capital expenditures and amounts paid for share repurchases and dividends.

During 2016, the Company repurchased approximately 4.7 million shares for approximately $217 million, and paid cash dividends of $122 million. The Company's decision to pursue the separation of New Diversey through either a tax-free spin-off or other strategic alternatives restricts the ability to repurchase shares under the current share buyback program.  Once the separation process is concluded, the Company currently intends to resume share repurchases.

Updated Outlook for Full Year 2017*

The Company estimates net sales to be essentially unchanged with 2016 as reported results, which assumes an unfavorable impact of approximately 3% from foreign currency translation. Adjusted for unfavorable currency, net sales in 2017 are expected to increase approximately 2.5%. The Company's Food Care division and Product Care division are expected to grow at approximately 3% in constant dollars and Diversey Care is expected to grow at a constant dollar rate of 1%.

Adjusted EBITDA is estimated to be approximately $1.18 billion, which assumes approximately $40 million of unfavorable currency translation. The Company's Food Care division and Product Care division are expected to deliver Adjusted EBITDA growth and margin expansion as compared with 2016 results. Diversey Care's Adjusted EBITDA margin is expected to be consistent with 2016 results.

Adjusted EPS is expected to be approximately $2.70 per share, which assumes approximately $0.14 per share of unfavorable currency translation. Adjusted EPS guidance excludes the impact of Special Items. The Company estimates an Adjusted Tax Rate of 23% and 197 million diluted shares outstanding.

The Company anticipates 2017 Free Cash Flow to be approximately $600 million, including capital expenditures of approximately $185 million and cash restructuring payments in the range of $85 to $100 million. Estimated Free Cash Flow for 2017 does not include any material fees associated with the New Diversey tax free spin-off or other strategic alternatives, including a possible sale. Costs of the separation of New Diversey are expected to be managed within existing programs and funds generated as a result of the separation.

Conference Call Information

Date:	Thursday, February 9, 2017
Time:	10:00am (ET)
Webcast:	www.sealedair.com/investors
Conference Dial In:	(855) 472-5411 (domestic)
(330) 863-3389 (international)
Participant Code:	52750366

A supplemental presentation accompanying the conference call will be available on the Company’s website at www.sealedair.com/investors.

Conference Call Replay Information

Dates:	Thursday, February 9, 2017 at 1:00pm (ET) through
Saturday, March 11, 2017 at 11:59pm (ET)
Webcast:	www.sealedair.com/investors
Conference Dial In:	(855) 859-2056 (domestic)
(404) 537-3406 (international)
Participant Code:	52750366

Business

Sealed Air Corporation creates a world that feels, tastes and works better. In 2016, the Company generated revenue of approximately $6.8 billion by helping our customers achieve their sustainability goals in the face of today’s biggest social and environmental challenges. Our portfolio of widely recognized brands, including Cryovac® brand food packaging solutions, Bubble Wrap® brand cushioning and Diversey® cleaning and hygiene solutions, enables a safer and less wasteful food supply chain, protects valuable goods shipped around the world, and improves health through clean environments. Sealed Air has approximately 23,000 employees who serve customers in 171 countries. To learn more, visit www.sealedair.com.

Website Information

We routinely post important information for investors on our website, www.sealedair.com, in the "Investor Relations" section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-U.S. GAAP Information

In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Adjusted Net Earnings and Adjusted EPS, net sales on a “constant dollar” or “organic” basis, Free Cash Flow, Adjusted EBITDA and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance.  In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these non-U.S. GAAP measures to U.S. GAAP and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of U.S. GAAP Net Earnings and U.S. GAAP Net Earnings Per Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Share” “Segment Information,” “Reconciliation of U.S. GAAP Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA,” “Components of Change in Net Sales by Segment,” “Components of Changes in Net Sales by Region,” “Components of Organic Change in Net Sales by Segment,” and “Components of Organic Changes in Net Sales by Region.”  Information reconciling forward-looking non-U.S. GAAP measures to U.S. GAAP measures is not available without unreasonable effort.

*We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including gains and losses on the disposition of businesses, the ultimate outcome of certain legal or tax proceedings, foreign currency gains or losses resulting from the volatile currency market in Venezuela, and other unusual gains and losses.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “should,” “estimates,” “expects,” “intends,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings. The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: the tax benefits associated with the Settlement agreement (as defined in our 2015 Annual Report on Form 10-K), global economic and political conditions, changes in our credit ratings, changes in raw material pricing and availability, changes in energy costs, competitive conditions, the success of the separation of the Diversey Care division and food hygiene business, the success of our restructuring activities, currency translation and devaluation effects, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, the success of new product offerings, the effects of animal and food-related health issues, pandemics, consumer preferences, environmental matters, regulatory actions and legal matters, and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net sales	$1,744.1	$1,753.9	6,778.3	$7,031.5
Cost of sales(2)	1,103.2	1,117.3	4,246.7	4,444.9
Gross profit	640.9	636.6	2,531.6	2,586.6
As a % of total net sales	36.7%	36.3%	37.3%	36.8%
Selling, general and administrative expenses(2)	404.7	408.6	1,604.5	1,652.3
As a % of total net sales	23.2%	23.3%	23.7%	23.5%
Amortization expense of intangible assets acquired	22.5	21.3	94.9	88.7
Stock appreciation rights expense(3)	—	(0.2)	(0.1)	3.9
Restructuring and other charges(2)	9.7	10.3	13.2	78.3
Operating profit	204.0	196.6	819.1	763.4
Interest expense	(51.3)	(55.4)	(213.1)	(227.7)
Foreign currency exchange loss related to Venezuelan subsidiaries(4)	(0.2)	(2.4)	(3.4)	(33.1)
Charges related to Venezuelan subsidiaries(2)	—	—	(46.0)	—
Loss on debt redemption and refinancing activities(5)	—	0.7	(0.1)	(110.0)
Gain (loss) on sale of business(6)	(0.2)	(15.3)	(1.8)	13.4
Other income, net	5.5	1.5	11.2	19.9
Earnings before income tax provision	157.8	125.7	565.9	425.9
Income tax provision(2)(7)	(13.3)	2.2	79.5	90.5
Effective income tax rate	-8.4%	1.8%	14.0%	21.2%
Net income	$171.1	$123.5	486.4	$335.4
Net earnings per common share:(8)
Basic:(7)	$0.89	$0.63	$2.49	$1.63
Diluted:(7)	0.87	0.62	2.46	1.62
Dividends per common share	$0.16	$0.13	$0.61	$0.52
Weighted average number of common shares outstanding:
Basic	192.4	195.5	194.3	203.9
Diluted(7)	196.2	198.4	197.2	206.7

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)

Due to the ongoing challenging economic situation in Venezuela, the Company approved a program in the second quarter of 2016 to cease operations in the country. This resulted in total costs of $53.0 million being incurred which included a voluntary reduction in headcount including severance and termination benefits for employees of approximately $0.3 million recorded in restructuring and other charges, depreciation and amortization expense related to fixed assets and intangibles of approximately $4.8 million recorded in selling, general and administrative expenses, inventory reserves of $0.9 million recorded in costs of sales, income tax expense of $1.0 million and the release of cumulative translation adjustment of approximately $46.0 million recorded in charges related to Venezuelan subsidiaries.

(3)

The remaining amount of unvested cash-settled stock appreciation rights (“SARs”) fully vested on March 31, 2015. However, we will continue to incur expense related to these SARs until the last expiration date of these awards (February 2020). The amount of related future expense will fluctuate based on exercise and forfeiture activity and changes in the assumptions used in the valuation model, including the price of Sealed Air common stock.

(4)

Based on changes to the Venezuelan currency exchange rate mechanisms, in the first quarter of 2015, we changed the exchange rate we used to remeasure our Venezuelan subsidiaries’ financial statements into U.S. dollars.  Starting June 30, 2015 through to December 31, 2015, we concluded that we would use the SIMADI rate to remeasure our bolivar denominated monetary assets and liabilities since it was our only legally available option and at that time, our intent on a go-forward basis to utilize this market to settle any future transactions based on the then current facts and circumstances. As a result of this evaluation, we recorded a remeasurement loss of $2.4 million and $33.1 million in the three months and year ended December 31, 2015, respectively.

In the first quarter of 2016, based on further changes in the Venezuelan exchange rate mechanisms whereby the SIMADI rate was eliminated and replaced by the DICOM rate, we used the DICOM rate to remeasure our bolivar denominated monetary assets and liabilities. As a result of this evaluation, the Company reported a remeasurement loss of less than $0.2 million and $3.4 million in the three months and year ended December 31, 2016, respectively.

(5)

In June 2015, we issued $400.0 million of 5.5% senior notes due 2025 and €400.0 million of 4.5% senior notes due 2023 and used the net proceeds of these notes to retire the existing $750.0 million of 8.375% senior notes due 2021.  The aggregate repurchase price was $866.0 million, which primarily included the principle amount of $750.0 million, premium of $99.0 million and accrued interest of $17.0 million.  We recognized a total net pre-tax loss of $111.0 million in the three months ended June 30, 2015, which included the premiums mentioned above.  Also included in the loss on debt redemption was $11.0 million of accelerated amortization of original non-lender fees related to the 8.375% senior notes.

(6)

In April 2015, we completed the sale of our North American foam trays and absorbent pads business for a gain of $29.2 million. In November 2015, we completed the sale of our European food trays business for a pre-tax loss of $13.0 million and reported an additional loss of $1.8 million related to both divestitures in 2016.

(7)

The Company early adopted ASU 2016-09 on a prospective basis as required, related to the recognition of excess tax benefits to the income statement which were previously recorded in additional paid-in capital, effective January 1, 2016. This resulted in an additional 536,975 and 446,747 diluted weighted average number of common shares outstanding for the three months and year ended December 31, 2016, respectively, and recognition of excess tax benefits of $5.7 million and $18.1 million in income tax provision for the three months and year ended December 31, 2016, respectively. As a result, net earnings per share increased by $0.04 per share and $0.10 per share for the three months and year ended December 31, 2016, respectively.

(8)	Net earnings per common share are calculated under the two-class method. See our upcoming Annual Report on Form 10-K for year ended December 31, 2016 for more information on the two-class method.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS(1)

(Unaudited)

(In millions)

	December 31,	December 31,
	2016	2015(2)
Assets
Current assets:
Cash and cash equivalents(2)	$363.7	$351.7
Trade receivables, net	898.7	758.4
Other receivables(2)	154.5	154.2
Inventories	659.9	660.8
Assets held for sale	3.3	10.3
Other current assets	135.2	280.3
Total current assets	2,215.3	2,215.7
Property and equipment, net(2)	1,060.3	945.7
Goodwill	2,855.6	2,909.5
Intangible assets, net	710.1	784.3
Other assets, net(2)	547.8	549.8
Total assets	$7,389.1	$7,405.0
Liabilities and stockholders' equity
Current liabilities:
Short-term borrowings(2)	$92.6	$248.2
Current portion of long-term debt	328.1	46.6
Accounts payable(2)	885.7	669.0
Other current liabilities	812.5	843.3
Total current liabilities	2,118.9	1,807.1
Long-term debt, less current portion(2)	3,938.3	4,266.8
Other liabilities(2)	722.2	804.0
Total liabilities	6,779.4	6,877.9
Stockholders' equity	609.7	527.1
Total liabilities and stockholders' equity	$7,389.1	$7,405.0

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)

During the first quarter of 2016, the Company adopted ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”) and ASU 2015-15, Interest—Imputation of Interest (Subtopic 835-30), Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (“ASU 2015-15”), which resulted in a decrease in other assets of $35.9 million and a decrease in long-term debt of $35.9 million as of December 31, 2015 on the Condensed Consolidated Balance Sheets.  Amounts have been revised to properly reflect asset retirement obligations.  This revision resulted in an increase to property and equipment, net, as well as other non-current liabilities of $15.0 million as of December 31, 2015. Certain amounts related to external payment terms were misclassified in the Consolidated Balance Sheet. The revision of this item resulted in a decrease in accounts payable and an increase in short term borrowings of $6.3 million as of December 31, 2015. Additionally, due to changes in the accounting treatment of a factoring agreement the Company reclassified $6.7 million from cash and cash equivalents to other receivables as of December 31, 2015.

CALCULATION OF NET DEBT (1)

	December 31,	December 31,
	2016	2015(2)

Short-term borrowings	$92.6	$248.2
Current portion of long-term debt	328.1	46.6
Long-term debt, less current portion	3,938.3	4,266.8
Total debt	4,359.0	4,561.6
Less: cash and cash equivalents	(363.7)	(351.7)
Net debt	$3,995.3	$4,209.9

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2)

During the first quarter of 2016, the Company adopted ASU 2015-03 & ASU 2015-15 which resulted in a decrease in other assets of $35.9 million and a decrease in long-term debt of $35.9 million as of December 31, 2015 on the Condensed Consolidated Balance Sheets.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)

(Unaudited)

(In millions)

	Year Ended December 31,
	2016	2015
		Revised
Net income	$486.4	$335.4
Adjustments to reconcile net earnings to net cash provided by operating activities(2)	291.4	367.4
Changes in:
Trade receivables, net	(33.9)	36.7
Inventories	(17.1)	(38.3)
Accounts payable	228.0	81.4
Settlement agreement, and related items (3)	—	235.2
Changes in all other operating assets and liabilities	(47.9)	(35.7)
Cash flow provided by operating activities(4)	906.9	982.1

Capital expenditures for property and equipment	(275.7)	(184.0)
Proceeds, net from sale of businesses	7.8	94.6
Business acquired in purchase transactions, net of cash and cash equivalents acquired	(5.8)	(27.5)
Proceeds from sales of property, equipment and other assets	4.9	32.9
Settlement of foreign currency forward contracts	(46.0)	24.0
Cash flow used in investing activities	(314.8)	(60.0)

Net proceeds (payments) from borrowings	(181.3)	211.9
Cash used as collateral on borrowing arrangements	3.6	(20.5)
Excess tax benefit from Common Stock issues in the Settlement agreement	—	46.2
Repurchase of common stock	(217.0)	(802.0)
Payments for debt extinguishment and issuance costs	(0.1)	(108.2)
Dividends paid on common stock	(121.6)	(106.8)
Acquisition of common stock for tax withholding	(30.7)	(9.3)
Other financing activities	6.2	—
Cash flow used in financing activities(4)	(540.9)	(788.7)

Effect of foreign currency exchange rates on cash and cash equivalents	(39.2)	(60.4)

Cash and cash equivalents beginning of period	$351.7	$278.7
Net change in cash and cash equivalents	12.0	73.0
Cash and cash equivalents end of period	$363.7	$351.7

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$906.9	$982.1
Capital expenditures for property and equipment	(275.7)	(184.0)
Free Cash Flow(5)	$631.2	$798.1
Settlement agreement and related items(3)	—	(189.0)
Free Cash Flow excluding Settlement agreement and related items	$631.2	$609.1

Additional Cash Flow Information:
Interest payments, net of amounts capitalized	$215.1	$229.7
Income tax payments	$125.8	$101.6
SARs payments (less amounts included in restructuring payments)	$1.9	$20.7
Restructuring payments (including associated costs)	$66.1	$98.3

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K  with the Securities and Exchange Commission.

(2)

2016 primarily consists of depreciation and amortization of $214 million, share based compensation expense of $60 million, profit sharing expense of $25 million, charges related to ceasing operations in Venezuela of $46 million, a remeasurement loss of $3 million and gain on sale of businesses of $2 million. 2015 primarily consists of loss on bond redemption of $110 million, depreciation and amortization of $213 million, share-based compensation expense of $61 million, and a remeasurement loss of $33 million partially offset by a gain on sale of business of $25 million.

(3)	During the first quarter of 2015, the Company received the tax refund of $235 million related to the payment of funds in connection with the Settlement agreement payment.
(4)

The Company early adopted ASU 2016-09 on a retrospective basis related to the classification of excess tax benefits on the Statement of Cash Flows, effective January 1, 2016, which resulted in an increase in operating cash flow of $6.8 million and a decrease in financing activities of $6.8 million for the year ended December 31, 2016 and an increase in operating cash flow of $13.1 million and a decrease in financing activities of $13.1 million for the year ended December 31, 2015.

(5)

Free cash flow does not represent residual cash available for discretionary expenditures, including mandatory debt servicing requirements or non-discretionary expenditures that are not deducted from this measure.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP NET EARNINGS AND U.S. GAAP NET EARNINGS PER COMMON SHARE TO

NON-U.S. GAAP ADJUSTED NET EARNINGS AND NON-U.S. GAAP ADJUSTED NET EARNINGS PER COMMON SHARE(1)

(Unaudited)

(In millions, except per share data)

	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
	Net		Net		Net		Net
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
U.S. GAAP net earnings and EPS available to common stockholders (2)	$171.1	$0.87	$123.5	$0.62	$486.4	$2.46	$335.4	$1.62
Special Items(3)	(21.5)	(0.11)	27.6	0.14	40.0	0.20	200.7	0.97
Non-U.S. GAAP adjusted net earnings and adjusted EPS available to common stockholders	$149.6	$0.76	$151.1	$0.76	$526.4	$2.66	$536.1	$2.59
Weighted average number of common shares outstanding - Diluted		196.2		198.4		197.2		206.7

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K  with the Securities and Exchange Commission.

(2)	Net earnings per common share is calculated under the two-class method.
(3)	Special Items include the following:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Special Items:
Restructuring and other charges(1)	$(9.7)	$(10.3)	$(12.9)	$(78.3)
Other restructuring associated costs included in cost of sales and selling, general and administrative expenses	(10.7)	(10.7)	(28.0)	(42.9)
SARs	—	0.2	0.1	(3.9)
Foreign currency exchange loss related to Venezuelan subsidiaries	(0.2)	(2.4)	(3.4)	(33.1)
Charges related to ceasing operations in Venezuela(1)	—	—	(52.1)	—
Loss on debt redemption and refinancing activities	—	0.7	(0.1)	(110.0)
(Loss) gain on sale of North American foam trays and absorbent pads business and European food trays business	(0.2)	(15.3)	(1.8)	13.4
(Loss) gain related to the sale of other businesses, investments and property, plant and equipment	(0.1)	2.1	(1.6)	11.1
Charges incurred related to pursuit of strategic alternatives for New Diversey	(6.7)	—	(6.7)	—
Other Special Items(2)	2.0	(2.1)	1.3	(2.5)
Pre-tax impact of Special Items	(25.6)	(37.8)	(105.2)	(246.2)
Tax impact of Special Items and Tax Special Items(1)(3)	47.1	10.2	65.2	45.5
Net impact of Special Items	$21.5	$(27.6)	$(40.0)	$(200.7)
Weighted average number of common shares outstanding – Diluted	196.2	198.4	197.2	206.7
Earnings per share impact from Special Items	$0.11	$(0.14)	$(0.20)	$(0.97)

(1)

Due to the ongoing challenging economic situation in Venezuela, the Company approved a program in the second quarter of 2016 to cease operations in the country. Refer to note 2 on the Condensed Consolidated Statement of Operations above.

(2)

Other Special Items for the year ended December 31, 2016 primarily included a reduction in a non-income tax reserve following the completion of a governmental audit partially offset by legal fees associated with restructuring and acquisitions. Other Special Items for the year ended December 31, 2015 primarily included legal fees associated with restructuring and acquisitions.

(3)	Refer to Note 1 to the table below for a description of Special Items related to tax.

The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
U.S. GAAP Earnings before income tax provision	$157.8	$125.7	$565.9	$425.9
Pre-tax impact of Special Items	(25.6)	(37.8)	(105.2)	(246.2)
Non-U.S. GAAP Adjusted Earnings before income tax provision	$183.4	$163.5	$671.1	$672.1

U.S. GAAP Income tax (benefit) provision	$(13.3)	$2.2	$79.5	$90.5
Tax Special Items(1)	32.6	(1.8)	48.5	(17.0)
Tax impact of Special Items	14.5	12.0	16.7	62.5
Non-U.S. GAAP Adjusted Income tax provision	$33.8	$12.4	$144.7	$136.0

U.S. GAAP Effective income tax rate	-8.4%	1.8%	14.0%	21.2%
Non-U.S. GAAP Adjusted income tax rate	18.4%	7.6%	21.6%	20.2%

(1)

For the three months and year ended December 31, 2016, the Tax Special Items including the release of certain tax reserves and valuation allowances recorded at the time of the Diversey Holdings, Inc. acquisition, for which the statute of limitations had expired or which had been settled.  For the year ended December 31, 2015, the Tax Special Items included a tax reserve related to the tax refund received on the Settlement agreement, which was partially offset by the release of certain tax reserves recorded at the time of the Diversey Holdings, Inc. acquisition, for which the statute of limitations had expired and the Grace settlement.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

SEGMENT INFORMATION(1)

(Unaudited)

(In millions)

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2016	2015(2)	Change	2016	2015(2)	Change

Net Sales:
Food Care	$840.5	$842.3	(0.2)%	$3,222.1	$3,405.1	(5.4)%
As a % of Total Company net sales	48.2%	48.0%		47.5%	48.4%
Diversey Care	492.5	494.4	(0.4)%	1,963.2	1,999.1	(1.8)%
As a % of Total Company net sales	28.2%	28.2%		29.0%	28.4%
Product Care	393.7	400.5	(1.7)%	1,523.7	1,553.6	(1.9)%
As a % of Total Company net sales	22.6%	22.8%		22.5%	22.1%
Other	17.4	16.7	4.2%	69.3	73.7	(6.0)%
Total Company Net Sales	$1,744.1	$1,753.9	(0.6)%	$6,778.3	$7,031.5	(3.6)%

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2016	2015(2)	Change	2016	2015(2)	Change

Adjusted EBITDA:
Food Care	$178.0	$157.2	13.2%	$661.1	$689.8	(4.2)%
Adjusted EBITDA Margin	21.2%	18.7%		20.5%	20.3%
Diversey Care	64.2	55.4	15.9%	251.3	231.9	8.4%
Adjusted EBITDA Margin	13.0%	11.2%		12.8%	11.6%
Product Care	87.7	86.2	1.7%	331.8	324.1	2.4%
Adjusted EBITDA Margin	22.3%	21.5%		21.8%	20.9%
Other	(25.5)	(16.5)	54.5%	(87.2)	(71.7)	21.6%
Non-U.S. GAAP Total Company Adjusted EBITDA	$304.4	$282.3	7.8%	$1,157.0	$1,174.1	(1.5)%
Adjusted EBITDA Margin	17.5%	16.1%		17.1%	16.7%

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K  with the Securities and Exchange Commission.

(2)

As of January 1, 2016, our Kevothermal business was moved from Other to our Product Care Segment. This resulted in a reclassification of $2.8 million of net sales and $0.8 million of adjusted EBITDA for the three months ended December 31, 2015 and $13.1 million of net sales and $3.1 million of adjusted EBITDA for the year ended December 31, 2015.

SEALED AIR CORPORATION

SEGMENT INFORMATION – CONTINUED

SUPPLEMENTARY INFORMATION(1)

RECONCILIATION OF U.S. GAAP NET EARNINGS TO

NON-U.S. GAAP TOTAL COMPANY ADJUSTED EBITDA

(Unaudited)

(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

U.S. GAAP net income	$171.1	$123.5	$486.4	$335.4
Interest expense	(51.3)	(55.4)	(213.1)	(227.7)
Income tax provision(2)	(13.3)	2.2	79.5	90.5
Depreciation and amortization(5)	(70.2)	(63.4)	(278.2)	(274.5)
Depreciation and amortization adjustments(2)(3)	0.5	—	5.4	0.2
Special Items:
Restructuring and other charges(2)(6)	(9.7)	(10.3)	(12.9)	(78.3)
Other restructuring associated costs included in cost of sales and selling, general and administrative expenses	(10.7)	(10.7)	(28.0)	(42.9)
SARs	—	0.2	0.1	(3.9)
Foreign currency exchange loss related to Venezuelan subsidiaries	(0.2)	(2.4)	(3.4)	(33.1)
Charges related to ceasing operations in Venezuela(2)	—	—	(52.1)	—
Loss on debt redemption and refinancing activities	—	0.7	(0.1)	(110.0)
(Loss) gain on sale of North America foam trays and absorbent pads business and European food trays business	(0.2)	(15.3)	(1.8)	13.4
(Loss) gain related to the sale of other businesses, investments and property, plant and equipment	(0.1)	2.1	(1.6)	11.1
Charges incurred related to pursuit of strategic alternatives for New Diversey	(6.7)	—	(6.7)	—
Other(4)	2.0	(2.1)	1.3	(2.5)
Pre-tax impact of Special Items	(25.6)	(37.8)	(105.2)	(246.2)
Non-U.S. GAAP Total Company Adjusted EBITDA	$304.4	$282.3	$1,157.0	$1,174.1

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K  with the Securities and Exchange Commission.

(2)

Due to the ongoing challenging economic situation in Venezuela, the Company approved a program in the second quarter of 2016 to cease operations in the country.  Refer to note 2 on the Condensed Consolidated Statement of Operations above.

(3)	This includes accelerated depreciation of non-strategic assets related to restructuring programs which were $0.5 million and $0.6 million for the three months and year ended December 31, 2016.
(4)

Other Special Items for the three months and year ended December 31, 2016 primarily included a reduction in a non-income tax reserve following the completion of a governmental audit partially offset by legal fees associated with restructuring and acquisitions. Other Special Items for the three months and year ended December 31, 2015 primarily included legal fees associated with restructuring and acquisitions.

(5)	Depreciation and amortization by segment are as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Food Care	$26.5	$26.1	$102.4	$107.9
Diversey Care	22.7	28.5	94.6	105.5
Product Care	11.5	8.6	40.1	37.4
Other	9.5	0.2	41.1	23.7
Total Company depreciation and amortization(1)	$70.2	$63.4	$278.2	$274.5

(1)

Includes share-based incentive compensation of $16.1 million and $62.9 million for the three months and year ended December 31, 2016 and $12.1 million and $61.2 million for the three months and year ended December 31, 2015, respectively.

(6)	Restructuring and other charges by segment is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Food Care	$4.7	$8.4	$6.2	$37.9
Diversey Care	2.8	(3.3)	3.7	22.2
Product Care	2.2	4.6	2.9	17.2
Other	—	0.6	0.1	1.0
Total Company restructuring and other charges(1)	$9.7	$10.3	$12.9	$78.3

(1)	For the year ended December 31, 2016, restructuring and other charges excludes $0.3 million related to severance and termination benefits for employees in our Venezuelan subsidiaries.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES BY SEGMENT(1)

	Three Months Ended December 31, (Unaudited)
(In millions)	Food Care		Diversey Care		Product Care(5)		Other(5)		Total Company
2015 Net Sales	$842.3		$494.4		$400.5		$16.7		$1,753.9

Volume - Units	16.7	2.0%	1.8	0.4%	6.0	1.5%	1.7	10.2%	26.2	1.5%
Price/mix(2)	6.0	0.7%	12.1	2.4%	(8.0)	(2.0)%	(1.0)	(6.0)%	9.1	0.5%
Divestitures	(5.0)	(0.6)%	—	—%	—	—%	—	—%	(5.0)	(0.3)%
Total constant dollar change (Non-U.S. GAAP)(3)	17.7	2.1%	13.9	2.8%	(13.8)	(0.5)%	0.7	4.2%	30.3	1.7%
Foreign currency translation	(19.5)	(2.3)%	(15.8)	(3.2)%	(4.8)	(1.2)%	—	—%	(40.1)	(2.3)%
Total change (U.S. GAAP)	(1.8)	(0.2)%	(1.9)	(0.4)%	(6.8)	(1.7)%	0.7	4.2%	(9.8)	(0.6)%

2016 Net Sales	$840.5		$492.5		$393.7		$17.4		$1,744.1

COMPONENTS OF ORGANIC CHANGE IN NET SALES BY SEGMENT(1)

	Three Months Ended December 31, (Unaudited)
(In millions)	Food Care		Diversey Care		Product Care(5)		Other(5)		Total Company
2015 Net Sales	$842.3		$494.4		$400.5		$16.7		$1,753.9
Less: Divestitures	(5.0)		—		—		—		(5.0)
2015 Net Sales, Excluding Divestitures (Non-US GAAP)	837.3		494.4		400.5		16.7		1,748.9

Volume - Units	16.7	2.0%	1.8	0.4%	6.0	1.5%	1.7	10.2%	26.2	1.5%
Price/mix(2)	6.0	0.7%	12.1	2.4%	(8.0)	(2.0)%	(1.0)	(6.0)%	9.1	0.5%
Total Organic change (Non-US GAAP)(4)	22.7	2.7%	13.9	2.8%	(2.0)	(0.5)%	0.7	4.2%	35.3	2.0%
Foreign Currency Translation	(19.5)	(2.3)%	(15.8)	(3.2)%	(4.8)	(1.2)%	—	—%	(40.1)	(2.3)%
Total change (Non-US GAAP)	3.2	0.4%	(1.9)	(0.3)%	(6.8)	(1.7)%	0.7	4.2%	(4.8)	(0.3)%

2016 Net Sales	$840.5		$492.5		$393.7		$17.4		$1,744.1

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K  with the Securities and Exchange Commission.

(2)

Our price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(3)

Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation.  Since we are a U.S. domiciled company, we translate our foreign-currency-denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

(4)	Total organic change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation, as discuss more fully in the footnote above, as well as divestitures.
(5)

As of January 1, 2016, our Kevothermal business was moved from Other to our Product Care Segment. This resulted in a reclassification of $2.8 million of net sales for the three months ended December 31, 2015.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES BY SEGMENT(1)

	Year Ended December 31, (Unaudited)
(In millions)	Food Care		Diversey Care		Product Care(5)		Other(5)		Total
2015 Net Sales	$3,405.1		$1,999.1		$1,553.6		$73.7		$7,031.5

Volume - Units	34.5	1.0%	(3.4)	(0.2)%	21.3	1.4%	(2.5)	(3.4)%	49.9	0.6%
Price/mix(2)	26.1	0.8%	44.3	2.2%	(29.2)	(1.9)%	(0.2)	(0.3)%	41.0	0.6%
Divestitures	(101.6)	(3.0)%	—	—%	—	—%	—	—%	(101.6)	(1.4)%
Total constant dollar change (Non-U.S. GAAP)(3)	(41.0)	(1.2)%	40.9	2.0%	(7.9)	(0.5)%	(2.7)	(3.7)%	(10.7)	(0.2)%
Foreign currency translation	(142.0)	(4.2)%	(76.8)	(3.8)%	(22.0)	(1.4)%	(1.7)	(2.3)%	(242.5)	(3.4)%
Total change (U.S. GAAP)	(183.0)	(5.4)%	(35.9)	(1.8)%	(29.9)	(1.9)%	(4.4)	(6.0)%	(253.2)	(3.6)%

2016 Net Sales	$3,222.1		$1,963.2		$1,523.7		$69.3		$6,778.3

COMPONENTS OF ORGANIC CHANGE IN NET SALES BY SEGMENT(1)

	Year Ended December 31, (Unaudited)
(In millions)	Food Care		Diversey Care		Product Care(5)		Other(5)		Total Company
2015 Net Sales	$3,405.1		$1,999.1		$1,553.6		$73.7		$7,031.5
Less: Divestitures	(101.6)		—		—		—		(101.6)
2015 Net Sales, Excluding Divestitures (Non-US GAAP)	3,303.5		1,999.1		1,553.6		73.7		6,929.9

Volume - Units	34.5	1.0%	(3.4)	(0.2)%	21.3	1.4%	(2.5)	(3.4)%	49.9	0.7%
Price/mix(2)	26.1	0.8%	44.3	2.2%	(29.2)	(1.9)%	(0.2)	(0.3)%	41.0	0.6%
Total Organic change (Non-US GAAP)(4)	60.6	1.8%	40.9	2.0%	(7.9)	(0.5)%	(2.7)	(3.7)%	90.9	1.3%
Foreign Currency Translation	(142.0)	(4.2)%	(76.8)	(3.8)%	(22.0)	(1.4)%	(1.7)	(2.3)%	(242.5)	(3.5)%
Total change (Non-US GAAP)	(81.4)	(2.4)%	(35.9)	(1.8)%	(29.9)	(1.9)%	(4.4)	(6.0)%	(151.6)	(2.2)%

2016 Net Sales	$3,222.1		$1,963.2		$1,523.7		$69.3		$6,778.3

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K  with the Securities and Exchange Commission.

(2)

Our price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(3)

Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation.  Since we are a U.S. domiciled company, we translate our foreign-currency-denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

(4)	The total organic change excludes the impact of foreign currency translation and divestitures. These items are considered non-U.S. GAAP financial measures.
(5)

As of January 1, 2016, our Kevothermal business was moved from Other to our Product Care Segment. This resulted in a reclassification of $13.1 million of net sales for the year ended December 31, 2015.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES BY REGION(1)

	Three Months Ended December 31, (Unaudited)
(In millions)	North America		EMEA(2)		Latin America		APAC(3)		Total
2015 Net Sales	$720.7		$606.6		$171.1		$255.5		$1,753.9

Volume - Units	30.1	4.2%	(4.4)	(0.7)%	(4.2)	(2.5)%	4.7	1.8%	26.2	1.5%
Price/mix(4)	(20.7)	(2.9)%	7.6	1.3%	23.5	13.7%	(1.3)	(0.5)%	9.1	0.5%
Divestitures	—	—%	(5.0)	(0.8)%	—	—%	—	—%	(5.0)	(0.3)%
Total constant dollar change (Non-U.S. GAAP)(5)	9.4	1.3%	(1.8)	(0.2)%	19.3	11.2%	3.4	1.3%	30.3	1.7%
Foreign currency translation	0.1	—%	(28.0)	(4.7)%	(15.4)	(9.0)%	3.2	1.3%	(40.1)	(2.3)%
Total change (U.S. GAAP)	9.5	1.3%	(29.8)	(4.9)%	3.9	2.2%	6.6	2.6%	(9.8)	(0.6)%

2016 Net Sales	$730.2		$576.8		$175.0		$262.1		$1,744.1

COMPONENTS OF ORGANIC CHANGE IN NET SALES BY REGION(1)

	Three Months Ended December 31, (Unaudited)
(In millions)	North America		EMEA(2)		Latin America		APAC(3)		Total
2015 Net Sales	$720.7		$606.6		$171.1		$255.5		$1,753.9
Less: Divestitures	—		(5.0)		—		—		(5.0)
2015 Net Sales, Excluding Divestitures (Non-US GAAP)	720.7		601.6		171.1		255.5		1,748.9

Volume - Units	30.1	4.2%	(4.4)	(0.7)%	(4.2)	(2.5)%	4.7	1.8%	26.2	1.5%
Price/mix(4)	(20.7)	(2.9)%	7.6	1.3%	23.5	13.7%	(1.3)	(0.5)%	9.1	0.5%
Total Organic change (Non-US GAAP)(6)	9.4	1.3%	3.2	0.6%	19.3	11.2%	3.4	1.3%	35.3	2.0%
Foreign Currency Translation	0.1	—%	(28.0)	(4.7)%	(15.4)	(9.0)%	3.2	1.3%	(40.1)	(2.3)%
Total change (Non-US GAAP)	9.5	1.3%	(24.8)	(4.1)%	3.9	2.2%	6.6	2.6%	(4.8)	(0.3)%

2016 Net Sales	$730.2		$576.8		$175.0		$262.1		$1,744.1

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K  with the Securities and Exchange Commission.

(2)	EMEA consists of Europe, Middle East, Africa and Turkey.
(3)	APAC refers collectively to our Asia Pacific region. This region consists of i) Greater China, ii) India/Southeast Asia and iii) Australia, New Zealand, Japan and Korea.
(4)

Our price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(5)

Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation.  Since we are a U.S. domiciled company, we translate our foreign-currency-denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

(6)	The total organic change excludes the impact of foreign currency translation and divestitures. These items are considered non-U.S. GAAP financial measures.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES BY REGION(1)

	Year Ended December 31, (Unaudited)
(In millions)	North America		EMEA(2)		Latin America		APAC(3)		Total
2015 Net Sales	$2,923.2		$2,410.4		$695.8		$1,002.1		$7,031.5

Volume - Units	73.2	2.5%	10.7	0.4%	(31.2)	(4.5)%	(2.8)	(0.3)%	49.9	0.6%
Price/mix(4)	(81.5)	(2.8)%	24.2	1.0%	96.2	13.8%	2.1	0.2%	41.0	0.6%
Divestitures	(52.9)	(1.8)%	(48.7)	(2.0)%	—	—%	—	—%	(101.6)	(1.4)%
Total constant dollar change (Non-U.S. GAAP)(5)	(61.2)	(2.1)%	(13.8)	(0.6)%	65.0	9.3%	(0.7)	(0.1)%	(10.7)	(0.2)%
Foreign currency translation	(9.2)	(0.3)%	(94.1)	(3.9)%	(119.7)	(17.2)%	(19.5)	(1.9)%	(242.5)	(3.4)%
Total change (U.S. GAAP)	(70.4)	(2.4)%	(107.9)	(4.5)%	(54.7)	(7.9)%	(20.2)	(2.0)%	(253.2)	(3.6)%

2016 Net Sales	$2,852.8		$2,302.5		$641.1		$981.9		$6,778.3

COMPONENTS OF ORGANIC CHANGE IN NET SALES BY REGION(1)

	Year Ended December 31, (Unaudited)
(In millions)	North America		EMEA(2)		Latin America		APAC(3)		Total
2015 Net Sales	$2,923.2		$2,410.4		$695.8		$1,002.1		$7,031.5
Less: Divestitures	(52.9)		(48.7)		—		—		(101.6)
2015 Net Sales, Excluding Divestitures (Non-US GAAP)	2,870.3		2,361.7		695.8		1,002.1		6,929.9

Volume - Units	73.2	2.5%	10.7	0.5%	(31.2)	(4.5)%	(2.8)	(0.3)%	49.9	0.7%
Price/mix(4)	(81.5)	(2.8)%	24.2	1.0%	96.2	13.8%	2.1	0.2%	41.0	0.6%
Total Organic change (Non-US GAAP)(6)	(8.3)	(0.3)%	34.9	1.5%	65.0	9.3%	(0.7)	(0.1)%	90.9	1.3%
Foreign Currency Translation	(9.2)	(0.3)%	(94.1)	(4.0)%	(119.7)	(17.2)%	(19.5)	(1.9)%	(242.5)	(3.5)%
Total change (Non-US GAAP)	(17.5)	(0.6)%	(59.2)	(2.5)%	(54.7)	(7.9)%	(20.2)	(2.0)%	(151.6)	(2.2)%

2016 Net Sales	$2,852.8		$2,302.5		$641.1		$981.9		$6,778.3

(1)

The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-K  with the Securities and Exchange Commission.

(2)	EMEA consists of Europe, Middle East, Africa and Turkey.
(3)	APAC refers collectively to our Asia Pacific region. This region consists of i) Greater China, ii) India/Southeast Asia and iii) Australia, New Zealand, Japan and Korea.
(4)

Our price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(5)

Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation.  Since we are a U.S. domiciled company, we translate our foreign-currency-denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

(6)	The total organic change excludes the impact of foreign currency translation and divestitures. These items are considered non-U.S. GAAP financial measures.